Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Announces New Credit Facility

ELKHART, IN – March 31, 2011 – Patrick Industries, Inc. (NASDAQ: PATK) announced today that it has entered into a credit agreement with Wells Fargo Capital Finance, LLC as the lender and agent, establishing a four-year $50.0 million revolving secured senior credit facility.

Additional subordinated debt financing of $5.0 million was provided by Tontine Capital Overseas Master Fund II, L.P., a significant shareholder of Patrick, and Northcreek Mezzanine Fund I, L.P. in the form of secured senior subordinated notes.  As part of the consideration for the notes, the Company issued warrants to purchase 125,000 shares of common stock to each of Tontine and Northcreek at an exercise price of $0.01 per share.  The warrants are immediately exercisable and expire on March 31, 2016.

Patrick used the proceeds of these financings to repay in full its existing senior credit facility at par. In addition, the Company terminated and paid off its existing interest rate swap agreements.  The swaps had a total fair value in the amount of $1.1 million on the termination date.

"We are excited to have entered into this new credit agreement which, based on our projections, provides the availability for Patrick to finance its ongoing working capital needs and general corporate purposes for the next four years.  We are also very appreciative of the support that JPMorgan Chase and our other senior lenders have provided throughout the process of not only weathering the severe economic downturn, but in allowing us the time and opportunity to put a competitive facility in place to meet both our short-term and long-term needs.  In addition, we look forward to our new partnership with Wells Fargo and Northcreek, as well as continuing our ongoing strong relationship with Tontine," stated Todd Cleveland, President and CEO.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped profile mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, electronics, adhesives, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com